Calculation of Filing Fee Tables
S-8
SAP SE
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Share, without nominal value	Other	280,000	$ 212.595	$ 59,526,600.00	0.0001476	$ 8,786.13
Total Offering Amounts:						$ 59,526,600.00		$ 8,786.13
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,786.13
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the registration statement on Form S-8 shall also cover an indeterminate amount of Ordinary Shares (the "Ordinary Shares") of SAP SE ("Registrant") that become issuable with respect to the securities identified in the above table, by reason of stock splits, stock dividends or similar anti-dilution adjustments of outstanding Ordinary Shares. The amount registered represents Ordinary Shares represented by American Depositary Shares evidenced by American Depositary Receipts that are expected to be issued outside of any equity incentive plan of Registrant upon settlement of certain restricted stock units granted under the WalkMe Ltd. 2021 Share Incentive Plan pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 4, 2024 (as amended, the "Merger Agreement"), by and among Registrant, Hummingbird Acquisition Corp Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Registrant, and WalkMe Ltd., a company organized under the laws of the State of Israel. Each American Depositary Share represents one Ordinary Share. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act on the basis of $212.595, the average of the high and low prices of one American Depositary Share as reported on the New York Stock Exchange on September 6, 2024.